BLACK HILLS CORPORATION REPORTS THIRD QUARTER 2007 RESULTS,

ANNOUNCES INCREASE IN THE QUARTERLY DIVIDEND AND PROVIDES 2008 EARNINGS GUIDANCE

RAPID CITY, SD—November 1, 2007—Black Hills Corporation (NYSE: BKH) today announced financial results for the third quarter of 2007.

For the three months ended September 30, 2007, net income was $17.5 million, or $0.46 per share, compared to $22.3 million, or $0.66 per share for the same period ended September 30, 2006. Income from continuing operations for the three months ended September 30, 2007 was $17.6 million, or $0.46 per share, compared to $22.2 million, or

$0.66 per share, reported for the same period in 2006. For the nine months ended September 30, 2007, net income was

$75.0 million, or $2.02 per share, compared to $60.2 million, or $1.80 per share for the same period ended September 30, 2006. Income from continuing operations for the nine months ended September 30, 2007 was $75.4 million, or

$2.03 per share, compared to $53.1 million, or $1.59 per share, reported for the same period in 2006.

Compared to the third quarter of 2006, income from continuing operations in the third quarter of 2007 was affected by the following factors:

• a $0.5 million increase in electric and gas utility earnings;
• a $0.2 million increase in energy marketing earnings;
• a nominal increase in electric utility earnings;
• a $(0.6) million decrease in coal mining earnings;
• a $(1.0) million decrease in oil and gas earnings; and
• a $(4.2) million decrease in power generation earnings.

David R. Emery, Chairman, President and CEO of Black Hills Corporation, said, “Today, our Board of Directors approved an increase in our quarterly dividend by 1 cent per common share to 35 cents per share, equivalent to an annual dividend rate of $1.40 per share. Typically, we have increased the dividend in conjunction with fourth quarter results. This year, we have accelerated that increase to reflect our confidence in the Company's future. For 37 consecutive years, we have rewarded our investors with an increased dividend, and this action will extend our record to 38 years.

“A number of considerations come into play as we compare third quarter 2007 to the same period last year, Emery said. “It is important to note that per share results include the dilutive effect of our issuance of 4.17 million shares in February of this year. Our retail services performance was about the same this year as last. Earnings at our electric and gas utility increased through stable operations, and we have progressed with Wyoming regulators on our pending rate case, which requests the addition of the Wygen II power plant into rate base. Our electric utility increased earnings nominally, as revenues from strong native load growth and a rate increase were largely offset by higher costs of serving our native load and reduced off-system sales margins.

“Our energy marketing business reported increased revenues from higher gross margins and increased average daily physical volumes marketed, which were offset by higher operating costs. Similar to the prior year, we were able to take advantage of gas price basis fluctuations in western regions of the U.S. and achieve strong earnings during a seasonally slower quarter,” Emery said.

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“Comparing quarterly results in 2007 to the previous year,” Emery continued. “oil and gas production increased 13 percent to 3.9 billion cubic feet equivalent (Bcfe). Earnings decreased by $1.0 million due in large part to lower overall realized prices and higher depletion expense caused by higher expected future development costs, higher finding costs, and the impact of last year’s downward revisions to reserves. Our current expectations for fourth quarter production have caused us to revise 2007 annual production growth to be in the 2 to 4 percent range on an Mcf-equivalent basis compared to 2006 production of 14.4 Bcfe. Coal mining production increased 6 percent to 1.3 million tons, with higher revenues more than offset by higher operating costs and production taxes, resulting in lower earnings.

“Regarding our power generation business, plant operations were normal. However, earnings reflected an after-tax charge of $(1.8) million related to the impairment of our Ontario, California, power plant. The impairment was caused by the pending thermal host contract expiration with no long-term extension. In addition, two benefits occurred last year that improved 2006 earnings – a favorable tax adjustment of $2.0 million and the receipt of $1.9 million after tax in insurance proceeds related to the Las Vegas power plant outages earlier in 2006.”

Emery continued, “We are very well positioned for the future, both financially and operationally. Year-to-date 2007 income from continuing operations is 28 percent stronger on a per-share basis, compared to 2006, even with a significant increase in common shares outstanding.

“Our power plant construction activity continues to progress. The construction and testing of the 90 megawatt Wygen II coal-fired power plant remain on schedule for a January 1, 2008 start of commercial operations. In late October, we reached a milestone with the successful test-firing of the plant at full load using coal fuel. We believe this plant will be the first coal plant in the nation with mercury emissions reduction. This facility will serve economical and reliable power to Cheyenne Light customers. Work on the 149 megawatt gas-fired Valencia power plant near Albuquerque, New Mexico, is proceeding as planned, with an anticipated start of commercial operations in mid-2008. This plant will be under a 20-year power purchase contract with Public Service Company of New Mexico. We also continue to pursue the construction of the 100 megawatt Wygen III mine-mouth coal-fired plant. Recently, we filed our application for its Industrial Siting Permit. We remain confident that construction can commence in early 2008, assuming all regulatory approvals and permits are in place.”

Emery said, “Our plans to acquire certain utility assets of Aquila (NYSE: ILA) in Colorado, Kansas, Nebraska and Iowa are going well. The list of accomplishments has grown tremendously since August. Thus far, we have obtained state regulatory approval for the transfer of ownership in Iowa and Nebraska. At the federal level, the Federal Energy Regulatory Commission recently approved our acquisition of the Colorado Electric operation, and antitrust clearance has been obtained from the Federal Trade Commission. In the months ahead, we will work diligently to obtain the remaining state regulatory approvals in Colorado and Kansas. Our transaction to purchase assets is cross-contingent with the proposed merger of Aquila and Great Plains Energy (NYSE: GXP). Last month, shareholders of both of those companies approved the merger, which is subject to regulatory approval in Missouri and Kansas. We are providing our support to Aquila’s and Great Plains’ regulatory efforts there, just as they have been valuable in our efforts to obtain approvals in the other states. On the operational and integration front, we are very pleased with our progress thus far. We continue to work hard on planning and processes to help assure a smooth transition of operations and ownership.

“Regarding earnings guidance for 2008, we are providing a forecast that includes only results from our current operations,” said Emery. “The uncertainties of the timing of the Aquila asset closing and any potential sale resulting from a strategic review of our current assets preclude us from including these impacts on our earnings guidance at this time. Based on our current expectations for existing operations only, we expect income from continuing operations, on a per share basis, to be in the range of $2.35 to $2.55. We also expect between $0.10 and $0.20 per share in pre-closing Aquila-related expenses in early 2008, pertaining to ongoing transition and integration activities. These expenses have not been included in the guidance range.

Emery concluded, “We are excited and optimistic about our long-term growth prospects. With the pending expansion of utility operations and other projects under way, we have several years ahead with identified growth drivers. We will continue to execute our plan to propel our Company to a new level of performance.”

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CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION (In thousands, except per share amounts)
	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues:
Retail services	$72,275	$76,946	$222,033	$240,583
Wholesale energy	90,079	80,651	290,796	242,686
Corporate	-	11	1	43
	$162,354	$157,608	$512,830	$483,312
Net income (loss) available for common stock: Continuing operations –
Retail services	$7,189	$6,717	$22,884	$16,313
Wholesale energy	11,269	16,844	54,239	41,442
Corporate	(816)	(1,362)	(1,749)	(4,627)
Income from continuing operations	17,642	22,199	75,374	53,128
Discontinued operations (a)	(178)	81	(358)	7,060
Net income	$17,464	$22,280	$75,016	$60,188

Weighted average common shares outstanding:
Basic	37,643	33,187	36,810	33,157
Diluted	38,078	33,560	37,226	33,526

Earnings per share:
Basic –
Continuing operations	$0.47	$0.67	$2.05	$1.60
Discontinued operations	-	-	(0.01)	0.21
Total	$0.47	$0.67	$2.04	$1.81
Diluted –
Continuing operations	$0.46	$0.66	$2.03	$1.59
Discontinued operations	-	-	(0.01)	0.21
Total	$0.46	$0.66	$2.02	$1.80

(a) 2007 and 2006 discontinued operations reflect the after-tax results of operations at the Company’s oil marketing and transportation business. The assets of this business were sold in March 2006. In addition, 2007 results include tax adjustments pertaining to the discontinued communications segment sold in June 2005.

BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

(Minor differences in comparative amounts may result due to rounding)

Retail Services Group

Income from continuing operations from the Retail Services business group for the three-month period ended September 30, 2007 was $7.2 million, compared to $6.7 million in 2006. Business segment results were as follows:

•      Electric utility segment income from continuing operations was $5.8 million in both 2007 and 2006. Compared to 2006, results in 2007 reflected higher retail sales resulting from higher rates that went into effect on January 1, 2007 and a 4 percent increase in Mwh sales. The higher retail sales were offset by lower margins from off-system sales, higher fuel and purchased power costs associated with serving our native load, and higher administrative costs from corporate allocations. Lower margins from off-system sales were driven by a 48 percent decrease in megawatt hours sold due to more limited arbitrage sales opportunities within the market, partially offset by a 44 percent increase in the per megawatt margin received.

•      Electric and gas utility segment income from continuing operations increased to $1.4 million compared to
$1.0 million in 2006. Improved results reflect lower operating costs including a decrease in bad debt provision.

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The following tables provide certain Retail Services operating statistics:
Electric Utility (Black Hills Power)	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Retail sales–MWh	458,758	439,798	1,269,323	1,229,786
Contracted wholesale sales – MWh	169,211	165,024	486,149	481,969
Off-system sales – MWh	141,930	271,445	426,143	719,782
	769,899	876,267	2,181,615	2,431,537
Regulated power plant availability: Coal-fired plants Other plants Total availability	95.0% 99.8% 97.2%	97.5% 99.8% 98.5%	94.7% 99.6% 96.9%	91.8% 99.6% 95.2%
Electric and Gas Utility (Cheyenne Light, Fuel & Power)
Electric sales – MWh	253,546	234,104	717,835	685,726
Gas sales – Dekatherm (Dth)	324,970	374,994	3,176,538	3,069,315

Wholesale Energy Group

Income from continuing operations from the Wholesale Energy business group for the three-month period ended September 30, 2007 was $11.3 million, compared to $16.8 million in 2006. Business segment results were as follows:

•      Energy marketing income from continuing operations was $2.3 million, compared to $2.1 million in 2006. Realized trading margins increased $5.7 million after-tax as continued basis differential volatility prevailed in natural gas markets. Higher trading margins were offset by higher net unrealized losses of $0.9 million after tax, related to accounting mark-to-market impacts on our marketing positions, significantly higher operating expenses related to higher compensation resulting from higher realized gross margins, increased bad debt provision and other administrative charges. Compared to 2006, physical volumes marketed increased 8 percent and 11 percent for natural gas and crude oil, respectively.

•      Power generation income from continuing operations decreased to $5.6 million, compared to $9.8 million in 2006. Included in 2007 was an after-tax charge of $1.8 million related to the impairment of the Ontario power plant. The impairment was caused by the pending thermal host contract expiration with no long-term extension. Results in 2006 reflect a beneficial tax adjustment of $2.0 million and a $1.9 million after-tax benefit related to the receipt of insurance proceeds related to prior outages at the Las Vegas power plant.

•      Oil and gas income from continuing operations was $2.0 million in 2007, compared to $3.0 million in 2006. While overall production increased 13 percent on an Mcf-equivalent basis, revenues increased 6 percent, due to a lower average hedged price received for natural gas, partially offset by a higher average hedged price received for crude oil. Total operating expense increased 20 percent, due primarily to increased depletion expense caused by higher current year finding costs and forecasted future development costs and the impact of downward revisions to year-end 2006 reserves. Natural gas volumes sold increased 18 percent, primarily due to higher production in the San Juan and Arkoma Basins. Crude oil volumes sold decreased 8 percent, primarily due to natural declines of wells drilled in 2006 and reduced oil drilling activity in 2007.

•      Coal mining income from continuing operations decreased to $1.4 million in 2007, compared to $1.9 million in 2006. Revenues increased 12 percent due to a 6 percent increase in sales volumes at an average price that was 5 percent higher. Operating expense increased 30 percent due to higher costs related to increased mining and overburden removal costs and higher royalties.

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The following tables contain certain Wholesale Energy operating statistics:
	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Coal mining:
Tons of coal sold	1,314,000	1,244,000	3,796,000	3,479,000
Oil and gas production:
Mcf equivalent sales	3,890,760	3,438,956	10,994,141	10,607,349
Energy marketing average daily volumes:
Natural gas physical – MMBtus	1,859,100	1,720,800	1,779,400	1,502,000
Crude oil physical – barrels	10,200	9,200	9,000	9,100(a)
(a) Daily oil volumes represent the commencement of oil marketing out of our Golden, Colorado energy marketing operation beginning in May 2006.
	Three months ended September 30,		Nine months ended September 30,
Power generation:	2007	2006	2007	2006
Contracted fleet power plant availability: Coal-fired plant Natural gas-fired plants Total availability	95.3% 98.4% 98.1%	96.1% 98.6% 98.3%	94.3% 98.6% 98.2%	95.0% 83.4% 92.0%

Corporate

Corporate loss for the three month period ended September 30, 2007 was $(0.8) million, compared to $(1.4) million for the same period in 2006. The decrease in unallocated costs was primarily due to the recovery of previously paid legal fees through a settlement, partially offset by increased transitional and integration costs related to the pending purchase of certain Aquila assets, which amounted to $0.9 million after tax, or $0.02 per share. For the nine months ended September 30, 2007, we have expensed $2.0 million after tax, or $0.05 per share, in costs related to the Aquila transaction. In addition to these expensed costs, we capitalized an additional $2.4 million in transaction-related costs during the three month period ended September 30, 2007. For the nine months ended September 30, 2007, total capitalized costs related to the Aquila transaction were $9.6 million.

2008 EARNINGS GUIDANCE

The Company has initiated its guidance for 2008 income from continuing operations to a range from

$2.35 to $2.55 per share. We have excluded assumptions for completing the pending Aquila acquisition, the onset of its operations, or the capital structure for its permanent financing. This range does not include pre-close Aquila-related transaction costs to be expensed in early 2008, estimated to be in the range of $0.10 to $0.20 per share.

Our earnings guidance is predicated on a number of considerations, including the following factors:

•     An increase in earnings at our electric and gas utility with a successful completion of a pending rate case and the commercial utilization of the Wygen II power plant, which is scheduled to be in service January 1, 2008;

•     Flat earnings at our electric utility as revenues from increased load from utility customers and normal market conditions permitting customary amounts of off-system wholesale sales of surplus energy are more than offset by higher corporate general and administrative costs;

• Oil and gas production growth approximating 2 to 4 percent on an equivalent basis, as compared to expected production results for 2007;

•     Oil and gas anticipated average NYMEX prices of $7.86 per MMBtu of natural gas and $81.86 per Bbl of oil; production-weighted average well-head prices of $5.99 per Mcf and $75.76 per Bbl of oil, all based on current forward strips, and average hedged prices of $6.29 per Mcf and $69.45 per Bbl;

• A decrease in earnings from energy marketing due to a return to normalized market conditions, compared to the favorable conditions prevailing in 2007;

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•     A decrease in earnings at our coal mine, as increases in operational and maintenance costs from increased overburden removal and higher royalties more than offset revenue increases associated with increased production;

• No significant unplanned outages at our regulated power plants;
• The commencement of mid-year 2008 commercial operation at our Valencia power plant now under construction;

•     The planned completion of a termination contract with a final partial-year payment, related to the Harbor power plant in Long Beach, California, resulting in a reduction of $3.6 million in revenue compared to the 2007 payments;

• Non-regulated power plant operations with fleet availability at contracted levels approximating 98 percent;
• The successful completion of the Aquila transaction in the first quarter of 2008; and
• No other material change in the Company’s current business mix as a result of our evaluation of strategic alternatives.

DIVIDEND DECLARED

At a meeting held today, our Board of Directors declared quarterly dividends on the common stock. Common shareholders will receive $0.35 per share, an increase of $0.01 per share. Dividends will be payable December 1, 2007, to all shareholders of record at the close of business on November 16, 2007.

EARNINGS CONFERENCE CALL

The Company will conduct a conference call on Friday, November 2, 2007 beginning at 11:00 a.m. Eastern Time to discuss recent financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 230-1096. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call will be available through

November 16, 2007 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 892112.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission,

or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2006 Annual Report on Form 10-K and Item I A of Part II of our 2007 Quarterly Reports on Form 10-Q filed with the SEC, and the following:

•     Our ability to obtain adequate cost recovery for our retail utility operations through regulatory proceedings and receive favorable rulings in periodic applications to recover costs for fuel and purchased power in our regulated utilities, and our ability to add power generation assets into regulatory rate base;

• Our ability to complete acquisitions for which definitive agreements have been executed;
• Our ability to obtain regulatory approval of acquisitions which, even if approved, could impose financial and operating conditions or restrictions that could impact our expected results;

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• Our ability to successfully integrate and profitably operate any future acquisitions;
• The results of our evaluation of strategic alternatives that could change our business mix or asset size;
• The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;
• Our ability to successfully maintain or improve our corporate credit rating;
• Our ability to complete the permitting, construction, start up and operation of power generating facilities in a cost-effective and timely manner;

•     Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

• Our ability to provide accurate estimates of proved oil and gas reserves, coal reserves and actual future production rates and associated costs;
• The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
• The timing and extent of scheduled and unscheduled outages of power generation facilities;
• The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;
• Changes in business and financial reporting practices arising from the enactment of the Energy Policy Act of 2005;
• Our ability to remedy any deficiencies that may be identified in the review of our internal controls;

•     The timing, volatility and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost and availability of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

• Our ability to effectively use derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;
• Our ability to minimize defaults on amounts due from counterparties with respect to trading and other transactions;
• The amount of collateral required to be posted from time to time in our transactions;
• Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
• Changes in state laws or regulations that could cause us to curtail our independent power production;
• Weather and other natural phenomena;
• Industry and market changes, including the impact of consolidations and changes in competition;
• The effect of accounting policies issued periodically by accounting standard-setting bodies;
• The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions or events;
• The outcome of any ongoing or future litigation or similar disputes and the impact on any such outcome or related settlements;
• Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms;
• Price risk due to marketable securities held as investments in benefit plans;
• General economic and political conditions, including tax rates or policies and inflation rates; and
• Other factors discussed from time to time in our other filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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